October 29, 1998

          Kansas City Southern Industries, Inc.
          114 West 11th Street
          Kansas City, MO 64105
          Attn:  Danny R. Carpenter

               Re:  Stockholder Agreement dated September 2, 1998

          Gentlemen:

               This letter confirms our understanding regarding a modification in the Stockholder Agreement dated September 2, 1998 between Kansas City Southern Industries, Inc. ("KCSI") and DST Systems, Inc. ("DST"). Capitalized terms used in this letter shall have the meanings set forth in the Agreement.

               DST and KCSI have agreed that, if the Closing Date of the Merger occurs after December 1, 1998 and on or before December 31, 1998, the period referred to in Section 4(a) of the Agreement will extend at least through February 15, 1999, notwithstanding any other provision of the Agreement to the contrary.

               If this letter accurately sets forth our understanding, please sign a copy as indicated below and return a signed copy to me.

                                   Sincerely,

                                   /s/ Bob Canfield

                                   Robert C. Canfield
                                   Senior Vice President
                                   and General Counsel

          Confirmed and Agreed

          Kansas City Southern Industries, Inc.

          By /s/ Landon H. Rowland
          Date:  10/30/98